Exhibit 10.1

Summary of 2017 Nonemployee Director Compensation Program
IHS Markit Ltd.

Director Compensation

Our nonemployee directors receive compensation for their service on our Board of Directors. Each of our nonemployee directors receives annual cash retainers and equity awards, as described in the table below. The retainers received by the nonemployee directors may be converted into deferred stock units.

Annual Director Compensation	$
Board Retainer	90,000
Lead Independent Director Retainer	50,000
Committee Chair Retainer:
Nominating and Governance Committee	17,500
All Other Committees	30,000
Annual Equity Award (1)	180,000

(1) On the day of the Company’s annual general meeting of shareholders each year, each nonemployee director shall receive an award consisting of restricted stock units whose underlying shares shall have, on the date of grant, a fair market value equal to $180,000. Such awards will vest one year from the grant date. Directors may choose to defer receipt of the shares underlying the RSUs until after their termination of service.

All equity awards for nonemployee directors will be issued pursuant to the IHS Markit Ltd. 2014 Equity Incentive Award Plan.

We provide liability insurance for our directors and officers. In addition, our nonemployee directors are reimbursed for reasonable expenses.